TCC INDUSTRIES
                             SHAREHOLDERS COMMITTEE
                       1301 Capital of Texas Highway South
                                   Suite B125
                               Austin, Texas 78746


                                 March 28, 1997

DEAR FELLOW SHAREHOLDER:

      We are writing to introduce ourselves as the TCC Industries Shareholders Committee. Together we own 256,400 shares of TCC common stock, or about 9.3% of the Company, making us the largest investors in TCC.

      We know that many of you share our interest in improving the value of our collective investment and were as stunned as we were by the recent announcement of the Company's loss of $1,536,999 for 1996. We have been concerned for some time about the Company's deterioration in value and have been expressing this concern to the Company's directors and management.


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                             ** PLEASE NOTE **

               With this letter we have enclosed a PRELIMINARY proxy statement, which we have filed with the Securities and Exchange Commission. Securities laws do not allow us to provide our GOLD proxy card for you to sign at this time. The preliminary statement does, however, provide more detailed information on our candidates and our platform.

               We will shortly be sending you a DEFINITIVE proxy statement accompanied by our GOLD proxy card which you can use to support us in electing two new directors to the TCC Board of Directors.

               IN THE MEANTIME, WE ASK THAT YOU NOT DO ANYTHING WITH ANY WHITE PROXY CARD SENT TO YOU BY MANAGEMENT UNTIL YOU HAVE RECEIVED OUR DEFINITIVE PROXY MATERIAL AND GOLD PROXY CARD SO THAT YOU CAN MAKE A DECISION BASED ON ALL THE FACTS.

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                         TCC'S CURRENT FINANCIAL PICTURE

      We, like you, had not been given any information by management to indicate the speed by which the Company's decline in earnings, from a positive net income of $2,009,000 in 1993, would accelerate to a loss of over $1.5 million for 1996. WE WERE SHOCKED TO BE ADVISED OF A LOSS OF $812,000 IN THE FOURTH QUARTER OF 1996 ALONE, DESPITE REPEATED OPTIMISTIC STATEMENTS

BY MR. SCHUMANN, THE CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF THE COMPANY.

      The accompanying graphs demonstrate the deplorable condition of the Company today - a condition that is directly attributable to the miserable performance of the Company's current leadership both over the long term and in recent years.

                              TCC INDUSTRIES, INC.
                          COMPARISON OF STOCK PRICE TO
                            STANDARD & POOR 500 INDEX
                                   1993 - 1996

      The graph reflects the following comparison of the value of $2.75 invested in the Company in 1993 and continuing through 1996 to $2.75 invested in a mutual fund that tracked the performance of the Standard & Poor 500 Stock Index for the same time period:

                  Company                 S&P Stock Index
                  -------                 ---------------

1993              $2.75                   $2.75
----

1994              $2.625                  $2.71
----

1995              $2.00                   $3.63
----

1996              $1.625                  $4.37
----

                  GRAPH A



                              TCC INDUSTRIES, INC.
                                NET INCOME (LOSS)
                                   1993 - 1996

      The graph reflects the following Net Income (Loss) for the Company from 1993 through 1996:

                  Net Income (Loss)
                  -----------------

1993              $612,000
----

1994              $(77,000)
----

1995              $(90,000)
----

1996              $(1,536,000)
----

                  GRAPH B


      Three years ago, the Company's stock was trading at $2.75 a share; it is now trading at $1.50 a share. On the other hand, three years ago, the Standard & Poor 500 Index was about 466; on December 31, 1996, it was 740 and today still higher. As the graph indicates, if, three years ago, $2.75 was invested in a mutual fund that merely tracked the performance of the Standard & Poor 500 Stock Index, that investment would be worth approximately 81.96% more as of December 31, 1996, and even more today. (See Graph A)

      In addition to the steep and long term decline in stock price, the financial health of the Company has plummeted in more recent times. IN THE PAST THREE FISCAL YEARS, WE HAVE SEEN ONLY LOSSES - TELLING EVIDENCE OF THE FAILURE OF THE COMPANY'S MANAGEMENT IN TODAY'S HEALTHY FINANCIAL AND BUSINESS ENVIRONMENT. (See Graph B)

      Management of the Company has failed to implement a single strategy to grow, or at a minimum, maintain our investment and has pursued a number of failed strategies that have resulted in the extraordinary deterioration of the Company's business and its prospects. Despite the Company's totally unsatisfactory performance, these board members(1) and management have generously rewarded themselves from your corporate assets, authorizing the payment of compensation to themselves, while the Company's shareholders, the real owners of the Company, have received no dividends and have suffered from declines in the stock price.

      By hiring an outside consultant, management has finally acknowledged its inability to successfully address on its own the challenges currently facing the Company. However, there is no reason to believe that current management will be capable of working with or implementing the advice of such professionals. New directors are needed to provide leadership and to ensure that such recommendations are thoughtfully evaluated for the benefit of ALL SHAREHOLDERS. It is clearly time for a dramatic change.

                   OUR PLATFORM TO RESTORE SHAREHOLDER VALUE

      To stop the ongoing erosion of the Company's value and to rapidly increase and maximize the value of the Company for its shareholders, WE MUST ELECT DIRECTORS COMMITTED TO AND CAPABLE OF ACHIEVING RESULTS.

      Mr. Walter A. DeRoeck has approximately thirty years experience as an owner, director and officer of a bank holding company where he successfully learned to judge people's character and business opportunities and instill leadership confidence in other shareholders of the bank. Today, he is a private investor, and also serves on the Board of Directors of a publicly traded Fortune 500 company where he is the Chairman of the Compensation Committee and on the

--------------
      1 Of the six members of the Board of Directors, five were directors or involved in management of the Company when its subsidiary filed bankruptcy.

Nominating Committee which is responsible for approving the hiring of senior management and the selection of new members of the board.


      Mr. Robert Thomajan has over thirty years of corporate, finance and legal experience. He has had business relationships with approximately fifty Fortune 500 companies and has recently participated in the leveraged buy out of a company with over $40 billion of revenues. Mr. Thomajan is currently the managing director of a hedge fund that invests in equities, commodities, currencies and other financial instruments.

      Mr. DeRoeck and Mr. Thomajan are people who have a meaningful equity position in the Company and the energy, determination, knowledge, business acumen, integrity and courage to lead and who WILL NOT BENEFIT UNLESS ALL SHAREHOLDERS BENEFIT THROUGH AN INCREASE IN THE VALUE OF THE SHARES OF THE COMPANY.

      We will be asking for your vote for Mr. DeRoeck and Mr. Thomajan, the two Shareholders Committee nominees. With over sixty successful years of combined experience, COUPLED WITH YOUR MANDATE, we believe that we will be able to effectively and efficiently influence the course of conduct of the board.

      We will stay focused on the issues. Unfortunately, based on the Company's SEC filings, it appears that the current board will not. Rather, in an effort to maintain control over the Company, it appears that the board will resort to distortion and misleading personal attacks on our nominees. Do not be distracted. Remember -- the preservation and restoration of our Company and the value of our collective investment is what is paramount.

      Our definitive proxy statement and further information about our Company will be sent to you shortly. We ask that you await receipt of that material before voting. In the meantime, if you have any questions please call MacKenzie Partners, Inc. who is assisting us at (800)322-2885.

      Please support our efforts to enhance the value of each shareholder's investment.

Very truly yours,


/s/ Walter A. DeRoeck                     /s/ Robert Thomajan
-----------------------------             --------------------------------
WALTER A. DEROECK                         ROBERT THOMAJAN

                               THE TCC INDUSTRIES
                             SHAREHOLDERS COMMITTEE